EXHIBIT 99.2

Media contact: Corporate Communications Phone: 785.575.8401 FAX: 785.575.6399 news@wr.com

WESTAR ENERGY ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

Former El Paso Electric CEO to lead company

TOPEKA, Kan., November 23, 2002 – Westar Energy, Inc. (NYSE: WR) today announced the election of James S. Haines, Jr. as director, chief executive officer and president of the company, effective Dec. 9, 2002. Also today, the Board of Directors announced that at its regularly scheduled meeting on Dec. 11, 2002, it will elect a new chairman from among its independent directors.

Haines is a former chief operating officer of Westar Energy, Inc. leaving in 1996 to become president and CEO of El Paso Electric Company in El Paso, Texas.

In a letter to the Westar Energy Board, Haines said: “I am excited to have the opportunity to lead the management team of Westar Energy. The company has great potential to successfully resolve some very difficult problems to the benefit of customers, employees and investors. I am particularly pleased to return to the company that gave me my start in the electric industry.”

“Jim Haines brings a wealth of knowledge and experience to the company,” said the Westar Energy Board of Directors. “The directors and company officers are excited about the opportunity to bring Jim on board and look forward to his leadership.”

Haines, 56, is adjunct professor and Skov Professor of Business Ethics in the College of Business Administration, The University of Texas at El Paso. Haines retired from El Paso

Electric Company in November 2001, after serving nearly six years as a director and the CEO and president of the company.

During Haines’ tenure, El Paso Electric reduced debt and preferred stock obligations by more than $500 million and regained its investment grade credit rating; achieved the highest service reliability rating among major electric utilities in Texas; and won national, state and local awards for its involvement in civic and charitable affairs.

Haines, a 1975 graduate of the University of Missouri—Columbia Law School, began his career as an assistant attorney general for the state of Missouri. He then served nearly four years as a lawyer for the Missouri Public Service Commission. In 1980, Haines joined the legal department of Kansas Gas and Electric Company. He became KG&E’s vice president - regulatory affairs in 1984. Haines was then group vice president of KG&E from 1985 until March 1992. In that position, he led a financial restructuring and recovery of KG&E, which took it from a BB+ to a BBB+ credit rating.

Haines was named executive vice president and chief administrative officer of Westar Energy in March 1992. In June 1995, Haines was named chief operating officer of Westar Energy. He served in that capacity until he joined El Paso Electric as a director and its CEO on May 1, 1996.

Haines has been involved in numerous civic and charitable organizations in El Paso. He is a past chairman of both the Greater El Paso Chamber of Commerce and the El Paso/Juarez World Trade Center; he is a member of the board of the El Paso Branch of the Dallas Federal Reserve Bank; he is a member of the board and the 2002 Campaign Chairman for the United Way of El Paso County; he is a past director or advisory director for the Edison Electric Institute, the El Paso Leadership and Research Council, Hospice of El Paso, the El Paso Symphony

Orchestra, the Salvation Army, United Blood Services and the Boys and Girls Club of El Paso Foundation.

Haines was born and raised in Jackson, Mich., where he graduated from St. Mary’s High School in 1964. Haines is married to Cynthia Weber Haines an author and photographer and an assistant professor of film studies at The University of Texas at El Paso. Haines and his wife have four adult children.

Westar Energy, Inc. (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of approximately $7 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI) and Protection One Europe, which have approximately 1.2 million security customers. Westar Energy is the largest electric utility in Kansas providing service to about 647,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,700 miles of electric distribution and transmission lines. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa, Okla.- based natural gas company, Westar Energy has a 44.7 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed here and elsewhere in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “expect” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the proposed separation of Westar Industries, Inc. from our electric utility businesses and the possible sale of our ONEOK, Inc. stock, compliance with debt and other restrictive covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One’s financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation or re-regulation; ongoing municipal, state and federal activities, such as the Wichita municipalization effort; future economic conditions; political, legislative and regulatory developments; regulated and competitive markets; changes in the 10-year United States Treasury rates and the corresponding impact on the fair value of our call option contract, and other circumstances affecting anticipated operations, sales and costs. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.